UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Interstate Hotels & Resorts,Inc.
(Name of Issuer)

Common Stock, par value $.01
(Title of Class of Securities)

46088S106
(CUSIP Number)

December 31, 2002
(Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
	[ X ]	Rule 13d-1(b)
	[   ]	Rule 13d-1(c)
	[   ]	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



1.	Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	First Capital Alliance Limited Partnership 36-3769190

2. 	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	X
	(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Illinois

Number of Shares Beneficially Owned by Each Reporting Person With:

5.	Sole Voting Power

	318,600

6.	Shared Voting Power

	-0-

7.	Sole Dispositive Power

	318,600

8.	Shared Dispositive Power

	-0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

	318,600 common shares

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
	(See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (11)

	1.57%

12.	Type of Reporting Person (See Instructions)

	PN


CUSIP No. 46088S106

1.	Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	First Capital Alliance L.L.C. 36-3783642

2. 	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)    X
	(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Illinois

Number of Shares Beneficially Owned by Each Reporting Person With:

5.	Sole Voting Power

	318,600

6.	Shared Voting Power

	-0-

7.	Sole Dispositive Power

	318,600

8.	Shared Dispositive Power

	-0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

	318,600 common shares

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
 	(See Instructions)

11.	Percent of Class Represented by Amount in Row (11)

	1.57%

12.	Type of Reporting Person (See Instructions)

	OO


CUSIP No. 46088S106

1.	Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	Henry Chu	 ###-##-####

2. 	Check the Appropriate Box if a Member of a Group (See
	Instructions)

	(a)    X
	(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Illinois

Number of Shares Beneficially Owned by Each Reporting Person With:

5.	Sole Voting Power

	318,600

6.	Shared Voting Power

	-0-

7.	Sole Dispositive Power

	318,600

8.	Shared Dispositive Power

	-0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

	318,600 common shares

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares
	(See Instructions)

11.	Percent of Class Represented by Amount in Row (11)

	1.57%

12.	Type of Reporting Person (See Instructions)

 	IN


CUSIP No. 46088S106

1.	Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	Richard Newman 	###-##-####

2. 	Check the Appropriate Box if a Member of a Group (See
	Instructions)

	(a)   X
	(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Illinois

Number of Shares Beneficially Owned by Each Reporting Person With:

5.	Sole Voting Power

	318,600

6.	Shared Voting Power

	-0-

7.	Sole Dispositive Power

	318,600

8.	Shared Dispositive Power

	-0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

	318,600 common shares

10.	Check if the Aggregate Amount in Row (11) Excludes Certain
	Shares(See Instructions)


11.	Percent of Class Represented by Amount in Row (11)

	1.57%

12.	Type of Reporting Person (See Instructions)

	IN


SCHEDULE 13-G
Interstate Hotels & Resorts
Filed by First Capital Alliance Limited Partnership,
First Capital Alliance L.L.C.,
Richard Newman and Henry Chu

Item 1.
(a)	Name of Issuer

	Interstate Hotels & Resorts, Inc.

(b)	Address of Issuer's Principal Executive Offices

	1010 Wisconsin Ave., N.W., Ste. 650
	Washington, D.C. 20007

Item 2.
(a)	Name of Person Filing

	First Capital Alliance Limited Partnership

(b)	Address of Principal Business Office or, if none, Residence

	440 S. LaSalle Street, Ste. 1614
	Chicago, IL 60605

(c)	Citizenship

	United States; organized in Illinois

(d)	Title of Class of Securities

	Common stock of Intereste Hotels & Resorts

(e)	CUSIP Number

	46088S106

Item 3.
The person filing this Schedule 13G are:

Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

Item 4.
Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 318,600

(b)	Percent of class: 1.57%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: 318,600

	(ii)	Shared power to vote or to direct the vote: -0-

	(iii)	Sole power to dispose or to direct the disposition of:
		318,600

	(iv)	Shared power to dispose or to direct the disposition of:
		 -0-


Item 5.
Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

	Not Applicable

Item 6.
Ownership of More than Five Percent on Behalf of Another Person.
The Limited Partners of First Capital Alliance Limited Partnership have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

	Not Applicable

Item 8.
Identification and Classification of Members of the Group

	Not Applicable

Item 9.
Notice of Dissolution of Group

	Not Applicable

Item 10.
Certification

	(a)	The following certification shall be included if the
		statement is filed pursuant to 240.13d-1(b):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



Items 2-6 Inclusive for Henry Chu

Item 2.

	(a)	Name of Person Filing

		Henry Chu

	(b)	Address of Principal Business Office or, if none,
		Residence

		440 S. LaSalle Street, Ste. 1614
		Chicago, IL 60605

	(c)	Citizenship

		United States; organized in Illinois

	(d)	Title of Class of Securities

		Common stock of Interstate Hotels & Resorts

	(e)	CUSIP Number

		46088S106

Item 3.
The person filing this Schedule 13G are:

A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

Item 4.
Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 318,600

(b)	Percent of class: 1.57%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: 318,600

	(ii)	Shared power to vote or to direct the vote: -0-

	(iii)	Sole power to dispose or to direct the disposition of:
		318,600

	(iv)	Shared power to dispose or to direct the disposition of:
		-0-


Item 5.
Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Not Applicable

Item 6.
Ownership of More than Five Percent on Behalf of Another Person.
The Limited Partners of First Capital Alliance Limited Partnership have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

	Not Applicable

Item 8.
Identification and Classification of Members of the Group

	Not Applicable

Item 9.
Notice of Dissolution of Group

	Not Applicable

Item 10.
Certification

	(a)	The following certification shall be included if the
 		statement is filed pursuant to 240.13d-1(b):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



Items 2-6 Inclusive for Richard Newman
Item 2.

(a)	Name of Person Filing

	Richard Newman

(b)	Address of Principal Business Office or, if none, Residence

	440 S. LaSalle Street, Ste. 1614
	Chicago, IL 60605

(c)	Citizenship

	United States; organized in Illinois

(d)	Title of Class of Securities

	Common stock of Interstate Hotels & Resorts

(e)	CUSIP Number

	46088S106

Item 3.
The person filing this Schedule 13G are:

A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

Item 4.
Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned: 318,600

	(b)	Percent of class: 1.57%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote: 318,600

		(ii)	Shared power to vote or to direct the vote: -0-

		(iii)	Sole power to dispose or to direct the disposition
			of: 318,600

		(iv)	Shared power to dispose or to direct the disposition
			of: -0-

Item 5.
Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

	Not Applicable

Item 6.
Ownership of More than Five Percent on Behalf of Another Person.
The Limited Partners of First Capital Alliance Limited Partnership have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

	Not Applicable

Item 8.
Identification and Classification of Members of the Group

	Not Applicable

Item 9.
Notice of Dissolution of Group

	Not Applicable

Item 10.
Certification

	(a)	The following certification shall be included if the
 		statement is filed pursuant to 240.13d-1(b):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 27, 2003

FIRST CAPITAL ALLIANCE LIMITED PARTNERSHIP

	By:	First Capital Alliance, L.L.C.
		Its general partner
		By:
		Richard Newman, Manager

FIRST CAPITAL ALLIANCE L.L.C.

	By:	Richard Newman, Manager
		Richard Newman
		Henry Chu



EXHIBIT TO SCHEDULE 13G
DATED JANUARY 27, 2003
OF
FIRST CAPITAL ALLIANCE LIMITED PARTNERSHIP,
FIRST CAPITAL ALLIANCE L.L.C.,
RICHARD NEWMAN AND HENRY CHU

First Capital Alliance Limited Partnership ("FCA"), First Capital Alliance L.L.C. ("First Cap"), Richard Newman ("Newman") and Henry Chu ("Chu") hereby agree to the joint filing of the Schedule 13G to which this statement is attached be filed on behalf of FCA, First Cap, Newman and Chu, and that any amendments to this Schedule 13G may be filed on behalf of FCA, First
Cap, Newman and Chu.

FIRST CAPITAL ALLIANCE LIMITED PARTNERSHIP

	By:	First Capital Alliance, L.L.C.
		Its general partner
		By:
		Richard Newman, Manager

FIRST CAPITAL ALLIANCE L.L.C.

	By:	Richard Newman, Manager
		Richard Newman
		Henry Chu